Filed pursuant to Rule 433 Registration Statement No. 333-218604-02 FINANCIAL PRODUCTS FACT SHEET (G156)

Offering Period: September 4, 2018 – September 24, 2018

CS Notes due March 30, 2021

Linked to the Performance of the S&P 500® Index

Product Terms

•	If a Barrier Event has not occurred on any trading day during the Observation Period, investors will receive for each $1,000 principal amount of the securities an amount equal to $1,000 multiplied by the sum of one plus the absolute value of the Underlying Performance.

•	If a Barrier Event has occurred, investors will receive for each $1,000 principal amount of the securities an amount equal to $1,000 multiplied by the sum of one plus the Contingent Return.

•	Any payment on the securities is subject to our ability to pay our obligations as they become due.

Issuer*:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Trade Date:	Expected to be September 25, 2018
Settlement Date:	Expected to be September 28, 2018
Underlying:	The S&P 500® Index
Redemption Amount:	$1,000 x (1 + Underlying Return).
Underlying Return:	If (a) a Barrier Event has occurred, the Contingent Return; or (b) a Barrier Event has not occurred, the absolute value of the Underlying Performance.
Barrier Event:	A Barrier Event will occur if, on any trading day during the Observation Period, the closing level of the Underlying is either greater than the Upper Barrier or less than the Lower Barrier.
Upper Barrier**:	Expected to be between 120% and 122% of the Initial Level
Lower Barrier**:	Expected to be between 78% and 80% of the Initial Level
Underlying Performance	(Final Level – Initial Level)/Initial Level
Contingent Return**:	Expected to be 3%
Initial Level:	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of such Underlying on the Valuation Date.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date:	March 25, 2021
Maturity Date:	March 30, 2021
CUSIP:	22551L6Z8
Fees:	Certain fiduciary accounts may pay a purchase price of at least $985 per $1,000 principal amount of securities. Credit Suisse Securities (USA) LLC and any agent (the “Agents”) may receive varying discounts and commissions of up to $21.25 per $1,000 principal amount of securities. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts.
* As used in this document, references to "we" or "our" are to Credit Suisse AG, as Issuer. ** To be determined on the Trade Date.

Certain Product Characteristics

•	Upper Barrier expected to be between 120% and 122% of the Initial Level and Lower Barrier expected to be between 78% and 80% of the Initial Level**

•	Contingent Return expected to be 3%**

•	Minimum return of principal amount of the securities you hold.

Hypothetical Returns at Maturity if a Barrier Event Has Occurred

Percentage Change from the Initial Level to the Final Level	Underlying Return(1)	Redemption Amount per $1,000 principal amount(1)(2)(3)
50%	3%	$1,030
40%	3%	$1,030
30%	3%	$1,030
20%	3%	$1,030
10%	3%	$1,030
0%	3%	$1,030
−10%	3%	$1,030
−20%	3%	$1,030
−30%	3%	$1,030
−40%	3%	$1,030
−50%	3%	$1,030

Hypothetical Returns at Maturity if a Barrier Event Has Not Occurred

Percentage Change from the Initial Level to the Final Level	Underlying Return(1)	Redemption Amount per $1,000 principal amount(1)(3)
20%	20%	$1,200
10%	10%	$1,100
0%	0%	$1,000
−10%	10%	$1,100
−20%	20%	$1,200

1.	Assumes an Upper Barrier of 120% of the Initial Level (the bottom of the expected range) and a Lower Barrier of 80% of the Initial Level (the top of the expected range).

2.	Contingent Return expected to be 3%.**

3.	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to you. The numbers appearing in the table have been rounded for ease of analysis.

Certain Product Risks

•	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.

•	The securities do not pay interest.

•	The return on the securities is affected by whether a Barrier Event occurs and the Final Level of the Underlying.

•	If a Barrier Event occurs, your return on the securities will be limited to the Contingent Return.

•	If a Barrier Event does not occur, the Redemption Amount will be subject to an embedded cap.

 (See “Additional Risk Considerations” on the next page)

FINANCIAL PRODUCTS

FACT SHEET

Offering Period: September 4, 2018 – September 24, 2018

CS Notes due March 30, 2021

Linked to the Performance of the S&P 500® Index

Additional Risk Considerations

•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

•	Credit Suisse currently estimates that the value of the securities on the Trade Date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.

•	Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.

•	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent for the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

•	The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.

•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlying.

The risks set forth in the section entitled “Certain Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Certain Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the preliminary pricing supplement, and the “Risk Factors” section of the product supplement, which set forth risks related to an investment in the securities.

Additional Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated August 31, 2018, Underlying Supplement dated April 19, 2018, Product Supplement No. I–G dated October 4, 2017, Prospectus Supplement dated June 30, 2017 and Prospectus dated June 30, 2017, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable preliminary pricing supplement:

https://www.sec.gov/Archives/edgar/data/1053092/000095010318010264/dp95129_424b2-g156.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary pricing supplement.